Exhibit 99.1

Coya Therapeutics Announces Planned Board Transition and Appointment of Mark H. Pavao as Independent Director

•	Howard Berman, Ph.D., the Company’s Founder and current Executive Chairman and Director, has stepped down from his roles, following the CEO transition process initiated in November 2024.

•	Mark H. Pavao, a senior pharma and biotech executive, joins the Board as an independent director.

HOUSTON, TX., April 2, 2026 (BUSINESS WIRE)— Coya Therapeutics, Inc. (NASDAQ: COYA) (“Coya” or the “Company”), a clinical-stage biotechnology company developing biologics intended to enhance T-cell (Treg) function in patients with neurodegenerative disorders, today announced that founder Howard Berman, Ph.D., has stepped down as Executive Chairman and as a member of the Board, and that Mark H. Pavao has been appointed to the Board as an independent director.

Dr. Berman became Executive Chairman in November 2024 as part of a planned CEO transition that established Arun Swaminathan, Ph.D., as the Company’s Chief Executive Officer. Dr. Berman’s departure from the Executive Chairman role was a contemplated next step in that process.

“Dr. Berman’s entrepreneurial spirit and scientific foresight have been instrumental in guiding Coya from its beginnings as a start-up, through its IPO, and now into a Phase 2B trial of our lead asset COYA 302 in patients with ALS. We are deeply grateful for his wisdom and leadership throughout the company’s expansion, and I am personally thankful for his mentorship,” said Arun Swaminathan, Ph.D., Coya’s CEO.

Dr. Berman said “It has been incredibly rewarding to have founded Coya and work alongside such a talented and dedicated team, particularly Arun, who has proven himself to be an exceptional and highly effective leader — the company is in very capable hands with him as CEO. The company continues to demonstrate strong operational execution, with COYA 302, our differentiated regulatory T cell combination therapy, approaching an important data readout in the ALSTARS trial. I’m also pleased that Mark is joining the Board to provide his commercial expertise as the company advances COYA 302 toward potential commercialization. Moving forward, I will be devoting my full attention to several leadership initiatives now underway.”

Coya is also proud to announce that Mark H. Pavao is joining its Board, to fill the Board seat resulting from Dr. Berman’s departure. Mr. Pavao brings more than 30 years of leadership experience in the global biopharmaceutical industry and has led global commercial organizations ranging from emerging biotechnology companies to multibillion-dollar pharmaceutical franchises. Throughout his career, he has led commercialization strategy and major product launches across multiple therapeutic areas including neuroscience. Mr. Pavao has held senior leadership roles at Biotech Value Advisors, LLC, R-Pharm US and Bristol-Myers Squibb. Mr. Pavao currently serves as Chair of the Board of Medical Knowledge Group and as a board member of Perosphere Technologies and MiracleFeet.

Dieter Weinand, Chair of the Company’s Nominating Committee said, “Given Coya’s growing clinical pipeline and upcoming clinical trial readouts, we are pleased to expand our Board with Mark’s extensive commercial experience. We look forward to his counsel as we continue advancing Coya toward becoming a leading company in developing therapies to address neuroinflammation and neurodegenerative disorders.”

Mr. Pavao added “I am impressed by Coya’s science and clinical progress, which positions the company to make a meaningful impact for patients with neurodegenerative diseases such as ALS and FTD. I’m eager to work closely with the management team and Board as Coya progresses from a clinical stage to a commercial stage company.”

About Coya Therapeutics, Inc.

Headquartered in Houston, TX, Coya Therapeutics, Inc. (Nasdaq: COYA) is a clinical-stage biotechnology company developing proprietary treatments focused on the biology and potential therapeutic advantages of regulatory T cells (“Tregs”) to target systemic inflammation and neuroinflammation. Dysfunctional Tregs underlie numerous conditions, including neurodegenerative, metabolic, and autoimmune diseases. This cellular dysfunction may lead to sustained inflammation and oxidative stress resulting in lack of homeostasis of the immune system.

Coya’s investigational product candidate pipeline leverages multiple therapeutic modalities aimed at restoring the anti-inflammatory and immunomodulatory functions of Tregs. Coya’s therapeutic platforms include Treg-enhancing biologics, Treg-derived exosomes, and autologous Treg cell therapy.

For more information about Coya, please visit www.coyatherapeutics.com

About COYA 302

COYA 302 is an investigational and proprietary biologic combination therapy with a dual immunomodulatory mechanism of action intended to enhance the anti-inflammatory function of regulatory T cells (Tregs) and suppress the inflammation produced by activated monocytes and macrophages. COYA 302 comprises proprietary low dose interleukin-2 (LD IL-2) and CTLA-4 Ig and is being developed for subcutaneous administration for the treatment of patients with ALS and other neurodegenerative diseases. These mechanisms may have additive or synergistic effects.

Coya is currently conducting the ALSTARS Trial, a Phase 2, randomized, multi-center, double-blind, placebo-controlled study to evaluate the efficacy and safety of COYA 302 for the treatment of ALS (Identifier: NCT07161999).

COYA 302 is an investigational product not yet approved by the FDA or any other regulatory agency.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not statements of historical fact are forward-looking statements. Such forward-looking statements include, without limitation, statements regarding: expectations of Coya Therapeutics, Inc. (the “Company”) regarding the potential benefits, effectiveness and safety of its product candidates; the Company’s ability to advance its product candidates through the preclinical and clinical development processes; the Company’s expectations regarding, quality, timing and availability of data from the Company’s clinical trials; the timing of announcements, updates and results of the Company’s clinical trials and related data; the Company’s future results of operations and financial position, including cash runway; and the potential therapeutic benefits and economic value of the Company’s product candidates. These forward-looking statements are based on the beliefs of the management of the Company as well as assumptions made by and information currently available to the Company. Such statements reflect the current views of the Company with respect to future events and are subject to known and unknown risks and uncertainties. In light of these risks and uncertainties, the events or circumstances referred to in the forward-looking statements may not occur. These and other factors that may cause the Company’s actual results to differ from current expectations are discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date this press release is given. Except as required by law, the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact

David Snyder, CFO

david@coyatherapeutics.com

Media Contacts

Russo Partners

David Schull

David.Schull@russopartnersllc.com

858-717-2310

Rachelle Babb

rachelle.babb@russopartnersllc.com

929-325-7559

Source: Coya Therapeutics, Inc.